Exhibit 99.1

February 12, 2020

RAVE Restaurant Group, Inc. Reports Second Quarter
2020 Financial Results

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the second quarter of fiscal 2020 ended December 29, 2019.

Second Quarter Highlights:

•	Pizza Inn domestic comparable store retail sales increased 2.4% in the second quarter of fiscal 2020 compared to the same period of the prior year.
•	Pie Five comparable store retail sales decreased 11.0% in the second quarter of fiscal 2020 compared to the same period of the prior year.
•	Total revenue decreased by $0.4 million to $2.8 million for the second quarter of fiscal 2020 compared to the same period of the prior year.
•	The Company recorded net income of $14 thousand for the second quarter of fiscal 2020 compared to net income of $0.2 million for the same period of the prior year.
•	On a fully diluted basis, net income decreased $0.02 per share to $0.00 per share for the second quarter of fiscal 2020 compared to $0.02 per share for the same period of the prior year.
•	Adjusted EBITDA for the second quarter of fiscal 2020 decreased $0.1 million from the same period of the prior year.
•	Cash and cash equivalents decreased $0.3 million to $2.0 million at the end of the second quarter of fiscal 2020.
•	Pizza Inn domestic unit count including PIE finished at 153.
•	Pizza Inn international unit count finished at 34.
•	Pie Five domestic unit count finished at 53.

“As we work through our transformation, we’re making strategic investments in new leadership that will address underperforming areas of our business and create operational efficiencies that will lead to a stronger business model,” said Brandon Solano, Chief Executive Officer of Rave Restaurant Group, Inc.  “The ongoing improvements in operations, marketing and menu innovation will put us in position to drive long-term value and consistency for our consumers and shareholders.”

The Company’s net income per common share decreased $0.02 per share for the three months ended December 29, 2019, compared to basic net income of $0.02 per share compared to the same period of the prior year. The Company had net income of $14 thousand for the second quarter of fiscal 2020 and net income of $0.2 million compared to the same period of the prior year, on revenues of $2.8 million for the three months ended December 29, 2019 compared to $3.2 million in the comparable period in the fiscal year.  The decline in revenue was primarily due to a decrease in franchise royalties and franchise license fees.

EBITDA of $0.1 million for the second quarter of fiscal 2020 was a $0.4 million decrease from the same period of the prior year.

Adjusted EBITDA of $0.0 million for the second quarter of fiscal 2020 was a $0.1 million decrease from the same period of the prior year.

Second Quarter and Year to Date Fiscal 2020 Operating Results

Pizza Inn domestic comparable store retail sales increased by 2.4% during the second quarter of fiscal 2020 compared to the same period of the prior year. Year to date, Pizza Inn domestic comparable store sales increased by 2.7% compared to the same period of the prior year.

“Pizza Inn continues to maintain positive sales trends, but we believe we have even more opportunities to strengthen this brand,” said Solano. “For the first time in years, we are making strategic investments in consumer research that will provide a more analytical approach to creating marketing initiatives that will drive profitable traffic.”

Pie Five domestic comparable store retail sales decreased by 11.0% during the second quarter of fiscal 2020 compared to the same period of the prior year. Year to date, Pie Five domestic comparable store sales decreased by 10.8% compared to the same period of the prior year.

“Although Pie Five isn’t where we want it to be today, we are unwavering in our commitment to rebuild the brand and confident we have the right leadership team in place to put us back on the right track,” said Solano.  “We see a huge opportunity to reposition the brand and better articulate the overall Pie Five brand promise to consumers.  We also have some menu work to do that will solidify Pie Five as a disruptor and leader in the fast-casual industry.”

Consolidated revenues of $2.8 million and $5.7 million for the second quarter and year to date fiscal 2020 were 11.4% and 7.8% lower, respectively, than the same periods of the prior year.

Development Review

During the second quarter of fiscal 2020, Pizza Inn opened three domestic units and closed two units to finish the quarter at 153 units.

“We’ve been very pleased with the opening numbers at our newest Pizza Inn restaurants both domestically and internationally,” said Solano. “The Vale location is our first Pizza Inn Neighborhood Buffet location in the Charlotte-area and we expect to see more development throughout North Carolina.  The Durant buffet location is the first of three new Pizza Inn buffets scheduled to open in Oklahoma this year.”

In the second quarter of fiscal 2020, Pie Five opened three new domestic units and closed six domestic units, bringing the domestic unit count to 53 restaurants at the end of the quarter.

“Last quarter, we officially opened our first location in partnership with Kidzania and we look forward to continuing this long-term alliance by growing with this innovative brand across the country,” said Solano.  “Pie Five still has expansion opportunities and we expect development to increase once we transform the brand and restore positive momentum.”

Conference Call

A conference call and audio webcast have been scheduled to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, February 12, 2020

Time:	4:30 p.m. Central Standard Time

Dial-In #:	1-844-492-3725 U.S. & Canada

1-412-317-5108 International

The conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses 240 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, severance, pre-opening expense, gain/loss on sale of assets, costs related to impairment and other lease charges, discontinued operations, franchisee default and closed store revenue/expense, and closed and non-operating store costs.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000